Savient Pharmaceuticals Q1 2012 Earnings Call May 9, 2012

Corporate Participants

Mary Coleman – Senior Director, Investor Relations & Corporate Communications David Y. Norton – Interim Chief Executive Officer Louis Ferrari – Executive Vice President, President North American Commercial Operations Kenneth M. Bahrt, M.D. – Senior Vice President, Chief Medical Officer Kenneth J. Zuerblis – Executive Vice President, Chief Financial Officer

Other Participants

Matthew J. Lowe – Analyst, JPMorgan Securities LLC Y. Katherine Xu – Analyst, William Blair & Co. LLC Eric Schmidt – Analyst, Cowen and Company Doug J. Dieter – Analyst, Imperial Capital LLC Tazeen Ahmad – Analyst, Bank of America / Merrill Lynch Rahul Jasuja – Analyst, Noble Financial Capital Markets David Krempa – Analyst, Morningstar Research Joseph P. Schwartz – Analyst, Leerink Swann LLC Liisa A. Bayko – Analyst, JMP Securities LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Savient Pharmaceuticals First Quarter 2012 Financial Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. As a reminder, this conference will be recorded.

I would now like to introduce your host for today, Mary Coleman, Senior Director of Investor Relations and Corporate Communications for Savient Pharmaceuticals. Please

begin.

Mary Coleman, Sr. Director, Investor Relations / Corp Communications

Thank you Tyrone.

Good morning and welcome to Savient Pharmaceuticals’ First Quarter 2012 financial results conference call. This morning we issued a press release providing financial results and highlights for the First Quarter of 2012. The press release is available on our website at www.savient.com.

Before today’s call, I’d like to read our Safe Harbor statement to you. Comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals.

In particular, we need to stress that when we discuss information regarding the status of our KRYSTEXXA® marketing efforts and additional plans related thereto, market demand and reimbursement for KRYSTEXXA; our view of the refractory chronic gout or RCG market size; our beliefs with respect to the ability to gain and maintain market acceptance of KRYSTEXXA by physicians, patients, health care providers and other medical community; our marketing authorization application or MAA pending before the European Medicines Agency; and our intended pursuit of expanded clinical utility for KRYSTEXXA, that no inference of the overall success of these matters can be implied, as they are subject to a number of risks and uncertainties.

We encourage you to review our press release dated May 9th 2012, and our company’s filings with the Securities and Exchange Commission, including without limitation our Form 10-Q, which will be filed on or before May 10th, 2012. Each of these contains important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only to the date of the live broadcast, May 9th, 2012. We undertake no obligation to revise or update our statements to reflect events and circumstances that occur after the date of this conference call.

Joining on the call this morning for prepared remarks are David Norton, our Interim Chief Executive Officer, Lou Ferrari, our Executive Vice President, President North American Commercial Operations, Ken Bahrt, our Vice President and Chief Medical

Officer, and Ken Zuerblis, our Executive Vice President and Chief Financial Officer. Some other members of the Company’s Senior Management are also in the room with us.

At this time, I’d like to turn the call over to David Norton.

DAVID NORTON, INTERIM CHIEF EXECUTIVE OFFICER

Thank you Mary and good morning everyone.

I will begin with a high level review of our results, and then Lou Ferrari, our Executive Vice President, President North American Commercial Operations, will provide more detail. After Lou, Ken Bahrt, our Chief Medical Officer will provide an update on our clinical plan, and then Ken Zuerblis will go over the detailed financial results. Finally, I will come back to talk about where we are headed and our strategic goals.

Before I turn to our performance, let me first address the recent creditor derivative action complaint filed by Tang Capital Partners in the Court of Chancery of the State of Delaware. We believe that the claims alleged by Tang Capital Partners are without merit, and we intend to defend this lawsuit vigorously.

As previously disclosed, Tang Capital Partners filed a creditor derivative action seeking, among other things, a temporary restraining order against the Company’s consummation of a potential financing transaction of which Tang Capital Partners was aware. A hearing on Tang Capital Partners' motion for a temporary restraining order was held on Monday, May 7th, and the Court denied Tang Capital Partners’ motion for a temporary restraining order.

That said, I’m sure you can appreciate, we cannot give further comment on pending litigation, and ask that you focus your questions on our financial results. We will not be taking any questions regarding this litigation today.

Now to the first quarter.

We made considerable progress with the commercialization of KRYSTEXXA in the U.S. market, and advanced our plans to broaden market opportunities for KRYSTEXXA in Europe and the rest of the world. We also moved forward with our goal to expand the clinical utility of this transformational drug for RCG patients to the broader gout population.

We have a solid foundation for growth in place and are leveraging the heightened awareness of refractory chronic gout and KRYSTEXXA to enhance the reach of the drug as we move through 2012.

While KRYSTEXXA sales were softer than expected in January and February due, in large part, to benefit verifications and deductibles resetting, we nevertheless showed solid momentum in the latter part of the quarter and are very encouraged by the upward sales trend we have seen in March and April. We remain focused on the commercialization of KRYSTEXXA in the U.S. and look forward to building on this momentum. We expect to see solid and steady growth going forward.

We also made good progress on a number of fronts in the first quarter, including:

·	The continued growth of new accounts, which we see as a positive leading indicator for future sales growth. The total number of accounts that have ordered KRYSTEXXA from launch-to-date is 534, of which 115 were added in the past quarter.

·	We have expanded our call plan beyond our targeted 4500 Rheumatologists to now include 5,400 Nephrologists and 1,000 Primary Care Physicians.

·	We have seen sustained growth in the institutional market. KRYSTEXXA is now either on formulary or stocked in 69 academic institutions. This was an increase of 10 institutions since the fourth quarter.

·	The number of speaker programs increased from launch-to-date to over 258, with 117 of these programs conducted in the January to March period. Through these speaker programs, we have now reached over 2600 Health Care Professionals and addressed one of our most important priorities physician education about RCG and KRYSTEXXA.

·	We also instituted a new KRYSTEXXA Patient Initiation Program or KPIP in March to drive further account growth. This program is another indicator of future new patients.

·	Additionally, we see some pricing flexibility in the market, and have recently instituted our first price increase, which was effective May 7 th .

·	And finally, we announced that we have entered into a definitive financing and debt restructuring agreement, which will raise $44 million in net proceeds and extend maturity on a significant portion of our debt. Ken will provide more details on this later on in the call.

We plan to continue building upon the solid platform we have established and will continue executing on these and other programs to further drive patient demand.

I would now like to provide some top-line comments about our sales results.

As I mentioned, we continue to make steady progress in the commercialization of KRYSTEXXA and our financial results reflect the progress we have made. Net sales for KRYSTEXXA for the First Quarter, 2012 came in at $3.1 million, showing a modest increase over fourth quarter 2011. Having said that, we have seen positive steady growth in March and continuing on through April.

Now, I’ll turn the call over to Lou Ferrari who will walk through our results in a little more detail and add some further granularity to what is happening in the market place … Lou?

Louis Ferrari, Executive Vice President, President North American Commercial Operations

Thank you, David.

The Rheumatology Market as a whole was soft in the first quarter. Our market research on ICD9 diagnosis and CPT office visit claims for patients diagnosed with rheumatoid arthritis showed that RA office visits were down 4% in the first quarter, and yet we were able to make steady progress and finished the first quarter with $3.1 million in net trade sales.

We believe the first two months of the quarter were slow for a number of reasons:

·	At the beginning of each year, patients must have their benefits verified and their deductibles come back into play, which can delay patients receiving their infusions. We saw this in January and February.

·	As we have said previously, it takes generally 3-6 months for the J Code to get into the entire payment system, and March was the first month we saw this take hold.

However, March and April have shown very promising sales compared to the prior months. We believe the sales growth in the past two months is evidence that the soft sales we saw at the beginning of 2012 are behind us and were a result of the issues I mentioned. We expect this positive trend to continue as we build on this recent momentum throughout the year.

As David mentioned, new accounts are one of our leading indicators of growth, and we are pleased to report that new accounts continued to grow in the first quarter. In the first quarter, we added 115 new accounts, compared to 90 new accounts in the fourth quarter, an increase of 28%. This brings the total number of accounts launch-to-date that have ordered KRYSTEXXA to 534.

We expect to see the strong account growth quarter over quarter to continue for the foreseeable future.

As Discussed in previous calls we have continued with expansion of our call plan.

·	We began Phase II of our launch which included expanding our reach in Nephrology and Primary Care while maintaining our strong Rheumatology Base.

·	We continue to reach over 80% of our targeted Tier 1 Rheumatologists and have built a solid foundation within this group.

·	This allowed us to begin Phase II of our launch. We now call on over 5,400 Nephrologists and 1,000 Primary Care Physicians. As you may remember, based on the results of our market research study conducted in the second quarter of 2011 we believe there are a significant number of RCG patients treated in the Nephrology and Primary care universe.

·	We reached 50% of our Tier 1 and Tier 2 Nephrology called on audience, and 50% of our Primary Care called on audience.

·	We have remained focused in our efforts on the education and training of physicians about RCG and KRYSTEXXA. Key to this is our peer-to-peer educational program.

·	In 2011, we trained 140 healthcare professionals as speakers who conducted 141 speaker programs, reaching approximately 2,000 healthcare professionals.

·	We continue this progress and, in the first quarter alone, we conducted 117 speaker programs compared to a total of 141 last year, bringing the total launch- to-date to over 258 programs. As a result, we have reached an additional 600 Health Care Professionals in the first quarter, bringing the total to 2600.

·	KRYSTEXXA continues to behave as other biologics in this space with 54% of our business coming from In-Office Infusion and Alternate Sites of Care, and 46% coming from Institutions comprised of Academic Institutions, Community Hospitals and VA hospitals.

In the Institutional Market Segment, acceptance in academic institution remains an important opportunity for Savient, KRYSTEXXA and RCG patients.

We continue to see increased acceptance and growth in this important market segment. KRYSTEXXA is now either on formulary or stocked at 69 academic institutions, an increase of 10 from the Fourth Quarter and is pending review at an additional 8 institutions.

Additionally, KRYSTEXXA is being used in the VA system, and is now available in 16 VA hospitals - up from 11 in 2011. We will continue to focus on the VA system in 2012 to make KRYSTEXXA available to this patient population.

I would now like to discuss Reimbursement. Commercial payers in general, have been very supportive and KRYSTEXXA has coverage with virtually all third party payers.

KRYSTEXXA also received a permanent J-Code, which went into effect on January 1, 2012. This allows ease of reimbursement and helps ensure that healthcare providers and their patients with severe and debilitating gout, or RCG, have access to this transformational product.

Consistent with our previous guidance regarding the receipt of the J-code, we are beginning to see the benefit of the permanent J-Code, which we received in January, and this was particularly evident in March and April.

Our Final driver is Patient flow. We realize there is a significant number of patients that suffer from RCG that reside outside the rheumatologist's office. In the market survey that we completed, we found that approximately 10% of RCG patients are actively being seen in the rheumatology offices today.

We are committed to building the breadth and depth of KRYSTEXXA sales. In January, we began the second phase of our launch, which focused on expansion into other specialties such as nephrologists and primary care physicians. These specialties see patients with tophaceous gout or RCG and we believe they will serve as an important referral base to Rheumatologists and expand the number of doctors prescribing KRYSTEXXA.

Our goal is to accelerate the referral of RCG patients into the rheumatologist arena where there is now a well-established network of infusion accounts ready to treat these under-served patients. Importantly, this targeted market expansion is being achieved without any increase in our permanent head count or related expenses as previously guided.

Additionally, in March we instituted a new KRYSTEXXA Patient Initiation Program or KPIP, which provides patients with RCG with two free doses of KRYSTEXXA. This time, the program focuses on naive patients only. We have seen strong acceptance of the program and in March it resulted in the redemption of 34 vouchers and the shipment of 42 vials.

We also continue our educational and awareness efforts, including our “Check Out Your Gout” campaign with Jim Belushi. Our branded web sites continue to show increased activity and provide testament to the need for a treatment for RCG patients. To date, we have had over 10,000 site visits and over 9,000 unique site visitors. We believe these efforts are contributing to the increased patient education and referrals.

Another positive indicator of the need for KRYSTEXXA is the increase in the number of “Gout Clinics” that are being established throughout the United States. Physicians are setting up these clinics to specifically focus on the treatment of severe gout and RCG and it represents an important step forward, particularly to those RCG patients seeking a treatment option to address their medical need. There are clinics in many areas across the country such as New York, North Carolina, Michigan, Mississippi, Tennessee, Washington DC, Houston, and Minneapolis to name a few.

We have expanded our Rheumatology base and institutional acceptance. We have grown our new accounts and seen gout clinics begin to take hold. We now have a much larger referral base for RCG patients via Nephrology and Primary Care. We are beginning to see the impact of the implementation of the permanent J Code and encouraging sales for both March and April. We look forward to capitalizing on the upward trend in sales and continue to address the unmet need for this debilitating condition.

I’ll now turn the call over to Ken Bahrt, our Chief Medical Officer, to discuss our clinical plan and European progress in more detail.

Ken Bahrt, Senior Vice President and Chief Medical Officer

Thank you, Lou.

During the previous quarter call, I presented a targeted and focused Clinical Development Plan, or CDP, that looked to expand the clinical utility of KRYSTEXXA beyond the RCG population. I am pleased to report that work on the implementation of that CDP has begun.

A trial in dialysis patients with gout is about to begin shortly and work in other elements of the CDP are scheduled to kick off in the coming months.

One question that I’m periodically asked is around the safety profile of KRYSTEXXA in the clinical practice setting, particularly around infusion reactions & anaphylaxis. But before I address that, I would like to remind you that it’s difficult to give precise numbers of events in a post-marketing setting, since some events are not reported and some are reported directly to health care providers, comparing this to a clinical trial setting. Further, it is difficult to know the exact number of patients that are on drug at any given time. Lastly, any statements regarding safety in a post-marketing period are very time specific, since the number of patients who are on drug and, potentially, the number of events keeps changing, which can influence the rates.

However, with all those caveats in place, we are pleased to tell you that the rates of infusion reactions & anaphylaxis in a post-marketing setting are tracking significantly lower than what was observed in the clinical trial setting. We feel this is a positive and encouraging trend.

One potential explanation for this decrease in rates of infusion reactions and anaphylaxis may be the guidance that is contained in the U.S. Label that recommends consideration of discontinuation of KRYSTEXXA if the serum uric acid level rises above

6 mg/dL, particularly on 2 consecutive determinations. This guidance was not in place during the clinical trials and was developed based upon a retrospective analysis of the clinical trial data with the specific intent of improving the safety profile of KRYSTEXXA.

Overall, we are pleased with the safety profile of KRYSTEXXA that we are seeing in practice today and continue to believe that KRYSTEXXA can address a significant medical need for those patients with RCG. We continue to carefully monitor all spontaneous safety reports we receive, especially around infusion reactions & anaphylaxis, and will report any significant changes to Health Authorities and clinicians.

Another key area of focus for our medical team has been to get KRYSTEXXA clinical data into the hands of clinicians so they can better understand the potential clinical benefits of KRYSTEXXA for their patients and how to manage possible side effects. A new, aggressive, and more focused publication plan has been developed and is currently being implemented.

Building upon the publication of the data from the 6 month pivotal clinical trials in JAMA last summer, we have recently submitted a manuscript of the data from the Open Label Long Term Extension trial to a major Rheumatology journal. This manuscript provides key clinical data on patients who have been receiving KRYSTEXXA up to an additional 30 months and is critical for clinicians as they better determine the benefit/risk of long-term use of KRYSTEXXA for their patients.

Another important manuscript which shows the improvement in Patient Reported Outcomes following treatment with KRYSTEXXA has been accepted for publication in the Journal of Rheumatology. Unlike the objective end points of a clinical trial, such as lowering of serum uric acid, the patient reported outcomes measure more subjective aspects, such as reduction in pain, or improvement in the patient’s quality of life. To most patients, these are the measures that mean the most to them and have the most direct impact on their daily lives.

Additionally, a review article on RCG and the use of pegloticase, authored by Drs. Baraf and Matsumoto was just published in the April issue of the International Journal of Clinical Rheumatology.

And finally, Savient will have a significant medical and scientific presence at the upcoming EULAR meetings in Berlin, with 9 accepted abstracts, one as an oral presentation.

Speaking of Europe, the progress of our MAA remains on track. We have recently received the Day 180 List of Outstanding Issues and the team is presently working on responses to provide to the CHMP. We continue to expect approval in the second half of this year.

Also given that we are a new biologic entity with a limited clinical trial database, for a limited population with a significant medical need, and given past precedent, it would not be unexpected that our approval would come with some post-approval commitments. If this is indeed the outcome, we will be prepared to meet those commitments.

As we announced on March 5, KRYSTEXXA is now available in the EU on a Named Patient basis. We have had inquiries from clinicians in a handful of countries so far and began shipping KRYSTEXXA under this program. We have also had Regional Medical Scientists, or RMSs, on the ground in the UK, France, & Germany since the beginning of February. They have been mapping and interacting with gout Key Opinion Leaders in each country. They have been discussing Refractory Chronic Gout with these clinicians and, upon request, the KRYSTEXXA clinical data. They have visited over 90 clinicians, many more than once, and have also been identifying potential clinical trial sites in their respective countries in support of our global clinical development plan and potential post approval commitments.

So in summary, there have been significant accomplishments in the Medical, Clinical, & Regulatory areas this past quarter and we look to build upon those successes going forward.

I will now turn it over to Ken Zuerblis to discuss the financials.

Ken?

Ken Zuerblis, Executive Vice President and Chief Financial Officer

Thank you, Ken, and good morning, everyone.

I’d like to spend a few minutes reviewing our First Quarter 2012 results. I will focus my comments on our quarter-over-quarter results as our year-over-year comparisons are outlined in our press release issued today.

Total revenue for the First Quarter was $3.5 million compared to $3.7 million in the previous quarter. As David and Lou discussed, KRYSTEXXA sales increased to $3.1 million compared to $3.0 million in the previous quarter. The decrease in total revenue was primarily due to lower sales of Oxandrin. Sales of Oxandrin and its authorized generic were approximately 400 thousand dollars for the first quarter as compared to 700 thousand dollars in the previous quarter.

As we have discussed on previous calls, due to the early stage of the launch of KRYSTEXXA, we are not providing guidance on future sales levels at this time. We do expect future sales of Oxandrin and its authorized generic to continue to decline in future quarters.

Cost of sales decreased by $1.6 million, or 48%, as compared to $3.3 million in the previous quarter. During the fourth quarter of 2011, we took an additional charge to earnings of approximately $1.0 million for inventory that, based on expiration dates, may not be sold. We did not have a similar write-off in the first quarter of 2012. We continue to expect cost of goods sold as a percentage of sales to trend down to approximately 20% over time.

Research and Development expenses remained relatively flat at $7.2 million compared to $7.5 million in the previous quarter. We’re unable to provide guidance on future research and development expenditures as much of our future spending will depend on the direction of the launch of KRYSTEXXA.

Selling, General and Administrative expenses decreased by $3.9 million or 14% to $24.3 million for the quarter ended March 31, 2012. The decrease was due to decreased sales and marketing expenses related to KRYSTEXXA and cost containment programs instituted by the Company.

On a forward looking basis, for the second quarter of 2012 and the remainder of 2012, we continue to expect our Selling, General and Administrative expenses will remain flat or show a small decline.

Interest expense for the quarter was $4.4 million which represents interest of $2.7 million on our $230 million convertible notes, with the remaining of the expense representing non-cash accretion related to those notes.

We ended the quarter with approximately $131 million in cash, cash equivalents and short-term investments. Our decrease in cash for the quarter was approximately $38 million compared to $33 million in the previous quarter. The increase in first quarter cash burn was due to the semi-annual debt service payment in the first quarter of 2012 related to our $230 million dollar convertible debt. We will have a similar payment in the third quarter of 2012.

As David mentioned, we announced that we entered into definitive financing and restructuring agreements with certain holders of our currently outstanding 4.75 convertible notes due 2018. Under the terms of these agreements, we will raise approximately $44 million in net proceeds and extend the maturity on approximately 50% of the Existing Notes to May of 2019. We expect to close the transaction later today.

With this transaction, Savient believes that its cash, cash equivalents and short term investments are sufficient to fund our operations for at least two years.

We continue to look at options to reduce our U.S. marketing cost as well as the potential to partner KRYSTEXXA outside the United States.

Now, I’d like to turn the call back to David.

David Y. Norton, Interim Chief Executive Officer

Thanks, Ken.

Going forward we remain focused on our key priorities.

First and foremost, we will continue to focus the bulk of our efforts on the commercialization of KRYSTEXXA in the U.S. This is our number 1 priority.

We also made good headway with our efforts towards securing greater geographic expansion and optimization of this asset. We are making good progress with the EU approval, where there is currently no EMA approved treatment for RCG and are excited about the business and market opportunity.

As we have previously stated, at this time we do not plan to launch KRYSTEXXA on our own in Europe or other markets around the world. However, we see significant opportunity and great interest in KRYSTEXXA as we explore potential partnerships.

Finally, we have advanced our efforts to expand the number of patients that can benefit from KRYSTEXXA through the development and execution of a detailed clinical plan as outlined earlier by Ken Bahrt.

With the Phase 2 of our U.S. launch underway, we continue to build upon the foundation we have established and are poised to show steady solid growth throughout the rest of this year.

Before we open up the call to Q&A, I want to provide a brief update on our search for a new CEO. We have a robust process in place and have identified a number of strong candidates. We have a short list and are at the tail end of the vetting process. We are pleased with the quality of the candidates we have seen and their interest in Savient.

At this time, I’d like to turn the call over to the Operator for questions.

Operator?

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instruction] First question is from Matt Lowe of JPMorgan. Your line is open.

<Q – Matthew Lowe – JPMorgan Securities LLC>: Matt in for Cory today. I was just wondering when we might expect sales guidance to be issued potentially in the future? And then secondly, is there kind of – is there fear of infusion reactions within the physician community? I guess improving, you mentioned that you’re seeing fewer infusion reactions now the product is on the market versus clinical data. I guess I was just wondering if that’s registering with physicians who are looking to prescribe the drug. Thanks.

<A – David Norton – Savient Pharmaceuticals, Inc.>: Okay. Let me address the issue on sales guidance. At this time, we won’t be giving any, but in the future that may be something that we will address. I’ll let Ken address specifically about the infusion reactions, but I think it’s true to say that we are trying to do two things to get physicians comfortable with use of the drug. As Lou had mentioned, the KPIP, or the program where we provide two vials for physicians to use this drug, that is in our opinion a good indicator if these patients are going to respond or not. And secondly, I think the guidance provided in the label actually gives better directions for physicians of how to use this product and there is increasing comfort. Ken, I don’t know if you want to add something to that?

<A – Kenneth Bahrt – Savient Pharmaceuticals, Inc.>: I think it’s a very encouraging trend. I think this is the first product that actually sort of comes with its own biomarker, if you will, to predict whether or not you’re going to get an infusion reaction or the likelihood to get an infusion reaction. And that’s something new for clinicians out there and I think it’s taken them a while to get comfortable with it. But I think as they put more and more patients on it and they’re seeing their infusion reactions trending as long as they follow the guidance that’s there, I think they are becoming much more comfortable with it. Plus it will be very important for us to get the post-marketing data that we have on infusion reactions and anaphylaxis out into their hands as quickly as we can.

<Q – Matthew Lowe – JPMorgan Securities LLC>: Okay. That’s great. And then maybe just some additional thoughts on the price increase?

<A – David Norton – Savient Pharmaceuticals, Inc.>: Well, well, I’ll let Lou comment a bit further. Look, we look at the marketplace pretty regularly and we do see some flexibility. We took a price increase, that was a 12% price increase, and that was effective last Monday, as I mentioned. We will continue to assess the situation and look at it and see how the market responds and what the competition is doing. But we believe that that’s something that is acceptable right now in the market and we will continue to look at various options going forward. Lou?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: I think also it’s important to note that the product’s been on the market fully 18 months and there is definitely some elasticity in the market that would tolerate the price increase. And we do not expect the price increase to have any impact on sales at all.

<Q – Matthew Lowe – JPMorgan Securities LLC>: Okay. That’s great. Thank you.

Operator: Thank you. Our next question is from Katherine Xu of William Blair. Your line is open.

<Q – Y. Xu – William Blair & Co. LLC>: Good morning, everyone. I’m just wondering in real life practice how many infusions, actually how many infusions do you actually see people, non-responders [ph] versus those who do (32:22) not respond?

<A – David Norton – Savient Pharmaceuticals, Inc.>: I’ll ask Ken Bahrt to give the medical view on that. Ken?

<A – Kenneth Bahrt – Savient Pharmaceuticals, Inc.>: Yeah. It’s usually, you can tell within the first four to five infusions, whether or not they’re going to both respond clinically or have an infusion reaction. So it is early on in the process.

<Q – Y. Xu – William Blair & Co. LLC>: And what is the duration of treatment in practice right now that you see for the responders?

<A – David Norton – Savient Pharmaceuticals, Inc.>: Well, our label says six months. But

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: The label doesn’t give any specific timeframe as to how long you treat and so on. The clinical trial basically went on for six months, but I can let Ken comment a little more about that.

<A – Kenneth Bahrt – Savient Pharmaceuticals, Inc.>: Yeah. It’s basically a clinical decision that the clinician should make based upon the benefit risk. Remember, these are patients who have not responded to the conventional therapy that’s out there before. So there is really no fallback option for these patients. And if the patient is responding and is not having infusion reactions, because the serum uric acid remains below six, the clinician has to make the benefit risk determination for long-term use of this product, which is critical, I think, going forward, to these patients who have no other options and is why we push very hard to get the open label long-term extension data out there, so that clinicians can have this data to help them make their determinations.

<Q – Y. Xu – William Blair & Co. LLC>: Okay. So, do you have a sense of the duration in real life now?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: It’s – I think that what you see is the product basically launched in February of 2011, and it’s probably a little early for us to give you what we think is now the duration of time that patients are on. We’ll continue to monitor it and perhaps in the next quarterly update, we’ll be able to give you a little more clarity on that.

<Q – Y. Xu – William Blair & Co. LLC>: Okay. The other question is on the sort of overall market, so you said there’s 120,000 or so patients in the U.S. that are eligible potentially for KRYSTEXXA. I’m just wondering, did you include in those patients on the transplant and dialysis, kidney stones and those kind of niche populations that you talked about before?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: Those patients were not included in the chart study that we did. The chart study went to 500 physicians and pulled approximately 3,000 charts. They were not necessarily included in that, so the transplant patients and/or dialysis patients were not really included in that chart pull.

<Q – Y. Xu – William Blair & Co. LLC>: And, in that case, can you give us some idea of what do you think the KRYSTEXXA eligible target populations are in those niche indications like transplant, dialysis, kidney stones and the ones that you’re conducting clinical studies in?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: Yeah. The issue there is that, it is truly a niche market. The patients have very few options in terms of what they can use. So as an example, someone who’s had a renal transplant, you would avoid use of Allopurinol in those patients. I couldn’t give you an exact number of what that is, there is a number of patients, I can tell you, I believe it’s something like 44,000 renal transplants that go on in the United States each year. But, it’s very difficult for me to give you a number as to how many of them actually have gout or not.

<Q – Y. Xu – William Blair & Co. LLC>: And, kidney stones as well?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: Well, kidney stones is not an issue that we’re studying right now or it’s not in our label.

<Q – Y. Xu – William Blair & Co. LLC>: Right. I’m just wondering, how big the population – potential population could be?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: Not an issue that we’ve looked at.

<Q – Y. Xu – William Blair & Co. LLC>: Oh, okay. Lastly, if I may, on the new debt that you raised yesterday or announced yesterday, I’m just wondering whether there’s any callable features or restructuring kind of clauses in there. Just looking at three years out, the 12% seems pretty austere. Just wondering whether there’s anything that you can disclose on the potential terms there?

<A – Kenneth Zuerblis – Savient Pharmaceuticals, Inc.>: Yes, there is. So those notes are callable after three years at 106 and remain callable at 106 up until a year before in which case they’re callable at 103. So clearly, as we look at that debt, yes, the 12% interest is relatively high. But as we look out three years, we think we’re in a much better position to go out and refinance those and I think that call position is very positive.

The other piece of the issue that’s important is that there is no change in control provisions inside this transaction, other than that the credit of the acquirer must be good credit from that standpoint. But as long as this credit – good credit for the acquirer, there’s no put position back to us by the note holder. So therefore, this debt is portable upon acquisition and therefore if there was an acquisition, the acquirer could determine when and what they want to do with that, including having the ability to put them back at 106 after three years.

<Q – Y. Xu – William Blair & Co. LLC>: Thank you.

Operator: Thank you. Next question is from Eric Schmidt of Cowen & Company. Your line is open.

<Q – Eric Schmidt – Cowen and Company>: In terms of the weakness that you saw in January, February, it was kind of reimbursement related for the most part, did you actually see an increase in discontinuations or just no new patient adds in that period of time?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: No, we didn’t see any increase in discontinuations. What it appeared to be to us, when you look at that whole RA market, it appeared that there was softness in the entire RA market. That was vetted out by the ICD-9 codes and the CPT code, which is the procedure codes. So we saw a drop-off in both of those, which also would lead you to believe there was a strong drop-off even in office visits. I think the economy and doctors wanting to make sure that patients are, if you will, insured and that they will get reimbursement, played a role in the first and second month of the year. We did not see the same situation as I mentioned in the call in March and April.

<Q – Eric Schmidt – Cowen and Company>: I guess what I’m getting at is, you saw very good new patient adds in Q4 relative to Q3, incremental over $1 million in sales quarter-on-quarter, yet this quarter-on-quarter was flat. I would have assumed, even without any new patient adds, just recapturing all patients who were treated in Q4 for the full quarter, this past quarter of Q1, you should have seen growth. Can you reconcile that?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: Right now what I can tell you is that the softness in the market probably played a strong role in why we had a slow start in 2012. But we’re very encouraged what we see in March and April. I think the J-code has a strong effect on that and that the patients that had to get their re-verifications done and also their deductible set up probably played a role in the first two months.

<Q – Eric Schmidt – Cowen and Company>: So do you think patients just missed doses for the most part or do you know how many patients were on the drug for the full quarter coming off of the year-end exit?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: It’s possible that it delayed initiation of patients going on, I think that’s very possible that it delayed the initiation of new patients getting on.

<Q – Eric Schmidt – Cowen and Company>: Okay. And then in terms of the guidance for steady, kind of quarter-on-quarter growth for the remainder of this year, I assume you don’t mean a steady growth rate versus what you just posted in Q1 on a Q-over-Q basis, but I was hoping that maybe you could provide a little bit more detail on the trends you saw in January, February versus say March, April, maybe a little bit more quantification of that sort of two-month growth on growth so we get a sense of where you’re at.

<A – David Norton – Savient Pharmaceuticals, Inc.>: Okay. No I don’t mean quarter-on-quarter steady growth. If we look at the last two months, certainly the last month of the prior quarter and the current month, we are pretty encouraged with the growth we are seeing. I wouldn’t say we are seeing a hockey stick uptake but we are seeing very positive growth. And if we look at the number of new accounts and the volume uptake, we are actually pretty well encouraged of what that will track for through the course of the year. And right now, we won’t give you guidance but we are feeling quite confident in the way it is heading. Obviously Eric we’re going to be looking at this pretty closely as we go through May and June but what we saw in March and April was very encouraging.

<Q – Eric Schmidt – Cowen and Company>: And David, have your internal forecasts changed a lot following the weak January, February or you just think okay, that was a two-month phenomena, you’re through it, maybe you did slightly less than you might have expected to do in those first two months, but you’re otherwise on the same internally planned trajectory for the year?

<A – David Norton – Savient Pharmaceuticals, Inc.>: Correct. We haven’t changed them.

<Q – Eric Schmidt – Cowen and Company>: Okay. That’s helpful. Thanks. One last question, I think it was noted by someone that you might have to incur post approval requirements for studies in Europe. Could you either explain or discuss what types of studies and commitment might be required?

<A – Kenneth Bahrt – Savient Pharmaceuticals, Inc.>: Well we don’t know, it’s still undergoing – our MAA is still under review with the CHMP, but given their past precedent and the focus that’s going on currently across the globe, it would not be unexpected that we would have some commitments that, to flesh out our entire database, our clinical trial database. I mean, we have a post-approval commitment here in the U.S. for an observational study. So it would not be surprising to receive that in the EU as well.

<Q – Eric Schmidt – Cowen and Company>: Thanks a lot.

Operator: Thank you. Our next question is from Douglas Dieter of Imperial Capital. Your line is open.

<Q – Doug Dieter – Imperial Capital LLC>: ...taking my question. You guided to two years of cash liquidity. Even if I use $30 million of cash burn per quarter, it only gets you to about a year and a half. Can you kind of explain how you’re getting to the two-year liquidity with the 175 pro forma that you have as of today?

<A – Kenneth Zuerblis – Savient Pharmaceuticals, Inc.>: Yeah, as I talked about on the call, there’s a couple of things going on. First and foremost, we expect sales of KRYSTEXXA to increase, that’s positive cash flow from that standpoint. Secondly, we’ve put in what I would call cost containment procedures across the company looking at all our costs, and we’re focusing on driving those costs down. So it’s a two-function, it’s one, growth on the top line that we expect, [ph] basically – based on a very good March and April we’ve seen that growth. And secondly, control and reduction of our expenses. As you saw this quarter, quarter-over-quarter in SG&A, you saw quite a reasonable decrease in expenses. And there’s a focus to continue that, and we have some plans in place to offset additional SG&A expenses going forward.

<Q – Doug Dieter – Imperial Capital LLC>: And the guidance does not include a licensing deal or any cash money upfront from anybody else, that’s just with the 175 you have on hand?

<A – David Norton – Savient Pharmaceuticals, Inc.>: That’s correct. It does not include that.

<Q – Doug Dieter – Imperial Capital LLC>: Can you give us any sense of – as we kind of move forward here, do you expect a licensing deal in ‘12? Can you give us any sense on where that stands now?

<A – David Norton – Savient Pharmaceuticals, Inc.>: As we mentioned at the last call, we had changed direction. So we are now actively talking to potential partners. And as you can imagine, they are the normal cast of characters, large companies and/or regional players. What I can tell you is there’s a pretty strong interest in KRYSTEXXA. And we have started discussions with a number, obviously this is still a bit of a journey we need to work through. But we are reasonably confident that we will do something and our goal is certainly to do it in the course of this year.

<A – Kenneth Zuerblis – Savient Pharmaceuticals, Inc.>: And one of the reasons for – again this change of – renegotiation of our convertible and bringing additional cash was to put us in a stronger negotiating position as we go forward. So now, with more than two years of cash, we think we have a much stronger negotiating position as partners look and didn’t want to be in a situation partners could look and say, “Oh, we’ll delay and wait” from that standpoint. We do have an approval coming before the end of the year and we think that most partners are going to have something in place and be involved at that launch of that product upon approval.

<Q – Doug Dieter – Imperial Capital LLC>: Is there any way you could provide a total number of accounts ordering KRYSTEXXA through April? I know you gave 534 through 3/31, you’ve kind of given us some optimistic perspective of what’s happened in March and April, but can you kind of give us a sense of where you stand as of the end of last month?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: I mean I think that’s the number. The 534 are what we have year-to-date and we also said that there were 115 new accounts in Q1. The good news on that is that it was a 28% increase over the previous quarter. And I think of particular note there is that each quarter it’s gone up, each quarter we’ve had an increase in new accounts.

<A – Kenneth Zuerblis – Savient Pharmaceuticals, Inc.>: While we’re not giving actual new accounts in the month of April [indiscernible] (45:46), but we continue to see that the trend that we saw in the previous quarter is very positive growth in new accounts.

<Q – Doug Dieter – Imperial Capital LLC>: And last question, on the improved safety profile of the, I’m sorry, your improved safety data, are you intending to publish that, are you – can you give us a sense of what you intend to do on communication with physicians on this matter because it seems like a material statement to make?

<A – Kenneth Bahrt – Savient Pharmaceuticals, Inc.>: Well, it’s – yes, we will get this is in the hands of clinicians as rapidly as possible. Whether the vehicle for this will be presentation at a major congress or whether we go directly to a manuscript remains to be worked out, but we will be having this in the hands of clinicians, hopefully in the very near future.

Operator: Thank you. Our next question is from Steve Byrne of Bank of America. Your line is open.

<Q – Tazeen Ahmad – Bank of America / Merrill Lynch>: Hi guys. It’s Tazeen Ahmad speaking for Steve today. First question is, are the Oxandrin sales and your R&D and SG&A expense items from the first quarter reasonable quarterly run rates for the remainder of the year?

<A – Kenneth Zuerblis – Savient Pharmaceuticals, Inc.>: Okay. On the SG&A rate, we said that we’re looking at it to be either the flat or slightly down going for the remainder of the year. So again, we continue to look at cost containment as just we answered Doug’s question related to cash flow. So we looked at cost containment and looking at driving our SG&A down as we go forward through the year.

<Q – Tazeen Ahmad – Bank of America / Merrill Lynch>: And what about Oxandrin sales?

<A – Kenneth Zuerblis – Savient Pharmaceuticals, Inc.>: Oxandrin, again, that’s a product that as I said in my earlier comments, it’s a product that’s going to continue to decline. We don’t promote it, it’s a product that has generic competition out there, it’s too small to promote. So when you don’t promote something with heavy generic competition, it’s just going to continue go down.

<Q – Tazeen Ahmad – Bank of America / Merrill Lynch>: Okay. Can you just remind me when this KPIP program was implemented?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: The KPIP program came into effect beginning of April, we run it for a period of time, ended it again first week of May. We have done this in the past, the difference between this one and our past ones is this one just handled naive patients. So if they had a naive patient, they were given the first two doses of KRYSTEXXA.

<Q – Tazeen Ahmad – Bank of America / Merrill Lynch>: Do you think you’ll be doing any more of these the rest of the year?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: We’ll continue to monitor the market and we have seen a very strong reception in the rheumatology community. So we will continue to monitor the market. If the opportunity presents itself, we’ll take advantage of it.

<Q – Tazeen Ahmad – Bank of America / Merrill Lynch>: Okay. With regard to these 534 accounts that have ordered KRYSTEXXA, could you give us an indication of what percent of accounts are reordering?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: We don’t necessarily give that kind of a guidance because we have – it changes from week to week as to who orders and who doesn’t. So we don’t give that type of guidance. But I think it’s very encouraging to see that we do continue to get new accounts coming on board.

<Q – Tazeen Ahmad – Bank of America / Merrill Lynch>: Okay. And the last question is on your reaching out to nephrologists and PCPs. Can you comment a little bit on what you’re seeing in terms of how that’s translating into referrals to rheumatologists?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: Okay. It’s not easy for me to delineate and say where a patient came from. But we do know based on our research that there are nearly as many patients with RCG in the nephrology group or in the nephrology market segment as there are in the rheumatology market segment. So we’re expecting that that will be another referral base that will come into rheumatology.

<Q – Tazeen Ahmad – Bank of America / Merrill Lynch>: But do you think that your efforts are working? You said you started in January, have you noticed a noticeable uptick?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: Well, all I can say is that we’re very encouraged by the sales in March and April. So we’re expecting that that’s going to continue to happen.

<Q – Tazeen Ahmad – Bank of America / Merrill Lynch>: Okay. Thanks.

Operator: Thank you. Next question is from Rahul Jasuja of Noble Financial. Your line is open.

<Q – Rahul Jasuja – Noble Financial Capital Markets>: Yeah, thank you for taking my question. So I’m trying to get a sense of the European opportunity here. And what I’m struggling with here is, it seems like you will not have a whole lot of leverage given what really has happened in the U.S. with this market. But having said that, well obviously there’s pricing pressure in Europe as well. But having said that, first if you could comment on the opportunity that could present in Europe, and then having said that, if you do get a big pharma partner that has the wherewithal, do you anticipate that the problems that you had in the U.S. being a small biotech company having difficulty getting to this difficult market will not re-occur with a big pharma player in Europe? Can you comment on those issues?

<A – David Norton – Savient Pharmaceuticals, Inc.>: Let me first address the opportunity in Europe. We’re doing a fair bit of market analysis now as we speak. Having said that, we believe the size of the market in terms of patient population is roughly the same as North America, as the United States, that’s number one. So we’re talking about 120,000 patients that are suitable for KRYSTEXXA.

In terms of the pricing issue, you said there are pricing pressures in Europe, that’s true. But if one was to look at this in a slightly different way, I think there is pricing flexibility in Europe simply because the patient population is going to be relatively small. You will be able to demonstrate substantial benefit and there is no currently available treatment. So I think we have an opportunity to price it or our partner has an opportunity to price it appropriately in Europe.

In terms of your question about will they have some of the same challenges that we have faced in the United States. I’d say the answer to that is less likely. I won’t say no, but I’d say less likely for the following reasons. We have been pretty active since early this year educating physicians and that was mentioned earlier on in the call and we have started a Named Patient basis where we already have activity in that area, physicians requesting drug and we’re shipping drug to them. So we’re doing much more market preparation in anticipation of approval in the second half of this year.

Big pharma companies are certainly potential partners, they’re short of assets. This asset fits nicely for companies who are actually calling on rheums and they can leverage it relatively well with the products they have in their portfolio. And so I actually see that Europe actually offers us substantially more advantages in terms of the uptake than the situation we were in 12 months ago in the United States.

<A – Kenneth Zuerblis – Savient Pharmaceuticals, Inc.>: And to put a historical aspect to that for everybody, Ken Bahrt discussed that we already have RMSs on the ground out there talking to clinicians. In the case of the KRYSTEXXA launch in the United States, we didn’t hire Ken, our Chief Medical Officer, until August, okay, so almost 7 months into the launch, and therefore didn’t have these RMSs even prior to launch, but even during the launch were not there. And this is a very heavy educational sell on this product. There’s a lot of education needs to take place. And so we are in a much different place than we were with this product where we were eight months behind launch with any education. Clearly, we’re ahead of the game and the – and out there with physicians and we also will have people that are – because of Named Patients, we’ll actually have people with clinical experience in the product, they’ll be using the product, where here in the United States that basically, we’re two years since the clinical trials and the open-label extensions were over and so no one was using this product whatsoever on launch. We will have people actually, physically using this product on launch.

<Q – Rahul Jasuja – Noble Financial Capital Markets>: Great. Thanks.

Operator: Thank you. Our next question is from David Krempa of Morningstar. Your line is open.

<Q – David Krempa – Morningstar Research>: Hi, guys. Thanks for taking the call. Just a couple of quick questions. First, can you talk about how you see competition from Ardea’s gout drug, if it comes on the market, how you see that impacting KRYSTEXXA?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: Okay. So I think the thing to remember with Ardea’s drug is that it’s an Allopurinol-based therapy. So you immediately have approximately 25% to 30% of the population that cannot tolerate Allopurinol. I think the second part to remember on this is that it is an oral drug and that it will probably compete more closely with Allopurinol and/or ULORIC in the sense that it’s gonna have to be figured out where and what part of that therapy or when do you initiate Ardea’s product Lesinurad. So I don’t see it really as a competitor to, I don’t see it as a competitor right now to KRYSTEXXA.

<Q – David Krempa – Morningstar Research>: Okay, thanks. And then can you talk a little bit about your sales force? Have you been able to retain talent, how much turnover have you seen, how many of the [ph] regional/original (55:07) 60 salespeople do you still have?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: Our turnover right now in terms of what we see in the field seems to be averaging around what the industry averages. We have had some turnover but it isn’t – there has been no major turnover in the field.

<Q – David Krempa – Morningstar Research>: Okay, great. Thanks.

Operator: Thank you. Our next question is from Joe Schwartz of Leerink Swann. Your line is open.

<Q – Joseph Schwartz – Leerink Swann LLC>: Hi, thank you. I was wondering if you could talk some more about the referral patterns and what you’re doing to link the physicians who might be seeing the patients but not have infusion capacity, whether they be nephrologists or PCPs or other and try to help them direct patients to the physicians who are actually willing to administer the drug?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: Well, there’s a couple of things. If you’re a nephrologist as an example and you want to put a patient on KRYSTEXXA, you could either refer him to a rheumatologist who’s doing the infusion or you can refer him to either a community hospital or an alternate site of care where they do the infusion. Because there are many nephrologists who feel they’re very capable of either administering or watching the patient while they’re being administered the product and they can follow the patient, they feel very capable of doing it. So it’s a number of different things. Those who feel they don’t do it, because many nephrologists do not do it in the office, they will refer the patient to a, as I said, a hospital or an alternate site of care to get the infusion. Those who feel more comfortable, they will refer to the rheumatologists.

<Q – Joseph Schwartz – Leerink Swann LLC>: Great. I was just wondering like what are you able to do in order to link the two and help these people to network and streamline that process so they can actually say you should go here?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: Right. So what we’re doing is we’re working with that on our website to list a number of physicians. We can’t direct them to any single physician or any single practice. But we can give them a list of physicians that do infuse the product or sites that are infusing the product.

<Q – Joseph Schwartz – Leerink Swann LLC>: Yeah. That’s actually interesting and I was wondering for my second question, what are you doing with that, that all of the people that visit the website, be they physicians or patients, how are you able to translate those many thousands of visits that you noted into people who actually get the drug?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: Well right now, we’re not contacting them, if you will. [inaudible] (57:40) right now, but if, in the future that’s something that we’re looking into doing.

<Q – Joseph Schwartz – Leerink Swann LLC>: Okay. And then, can you talk about how much warrant coverage there is on the convertible now? What sort of dilution should we think about in the future?

<A – Kenneth Zuerblis – Savient Pharmaceuticals, Inc.>: As far as the actual convertible debt, there was a – the old convertible debt, about 50% of that remains and has a conversion price of 1154. On the new debt we put out, we issued 4 million new warrants on basically all that debt, so both the conversion of the debt as well as the new debt, so a total of 4 million and they’re issued 15% above the market close on Friday.

<Q – Joseph Schwartz – Leerink Swann LLC>: And does that convert into 4 million shares?

<A – Kenneth Zuerblis – Savient Pharmaceuticals, Inc.>: Yes.

<Q – Joseph Schwartz – Leerink Swann LLC>: Okay.

<A – Kenneth Zuerblis – Savient Pharmaceuticals, Inc.>: 4 million shares, [ph] 4.1 million shares (58:28).

<Q – Joseph Schwartz – Leerink Swann LLC>: All right. Great.

<A – Kenneth Zuerblis – Savient Pharmaceuticals, Inc.>: That was the only dilution we experienced from a share base, with the transaction we discussed yesterday in the press release.

<Q – Joseph Schwartz – Leerink Swann LLC>: Okay. Great. Thanks and then on the KPIP, if I could just sneak in one more. How many patients joined the program as compared to those who ultimately got a voucher and a vial and then go through with purchasing the drug on their own? I think you gave the voucher and vial figures, but if you could just help us think about how this – how effective this is one step upstream and then one step downstream too if they go through and purchase a third and subsequent doses?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: Well, here is what I can tell you about the KPIP program, once you get the voucher and a physician wants to put you on, they go through the insurance verification and then the vials are shipped. So these are patients that are actually receiving the drug, they are going to be getting the drug and we would think that they would follow suit with everybody else that’s been in the label with the amount that respond or stay on the drug.

<Q – Joseph Schwartz – Leerink Swann LLC>: Okay. Thank you very much.

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: Okay.

Operator: Thank you. Our next question is from Liisa Bayko of JMP Securities. Your line is open.

<Q – Liisa Bayko – JMP Securities LLC>: Hi, I wanted to drill down on just something that was discussed earlier about discontinuations. Can you reconcile this for me. If in the fourth quarter unless all the patients started on the very first day of the quarter, right, then there should have been an increase in the first quarter unless there were discontinuations. So I just want to understand the patient flow because you would have expected even as sales – there were no new patients adds in the first quarter given the patient adds in the fourth quarter, again unless they happened all on the first day of the quarter that there should have been a natural rise of sales in the first quarter?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: What we believe happened in the first quarter was there was either a delay in putting patients on or a delay in putting new patients on the product and that has to do with the insurance verifications. And if you look at the RA market in general, it was soft also in the sense that they have to do the same thing whether you’re receiving a TNS inhibitor, if you will, or if you were receiving KRYSTEXXA. So that’s – that was an indicator that we saw that also brought us down where we saw sales of $3.1 million in net. We thought that that was one of the reasons that we saw a soft beginning. Then in March and April, we saw an uptick. So we believe that that was the reason that we saw a soft beginning to January and February.

<Q – Liisa Bayko – JMP Securities LLC>: Okay. So in other words, even if patients are already established on KRYSTEXXA, they still have to go through insurance reverification in January?

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: That’s correct.

<Q – Liisa Bayko – JMP Securities LLC>: Okay.

<A – Kenneth Zuerblis – Savient Pharmaceuticals, Inc.>: So we believe it wasn’t a discontinuance, we could’ve believed, and Ken Bahrt is a rheumatologist, he can tell you this, we could believe that rheumatologists could have delayed dosing, waiting to get reimbursement. I’ll let Ken comment as a rheumatologist on that.

<A – Kenneth Bahrt – Savient Pharmaceuticals, Inc.>: That’s often done many times when it needs to be given every two weeks and you don’t quite have the verification or the reimbursement, you’ll push it out to a third week or push it out to a sometimes even going to a fourth week until you get the verification.

<Q – Liisa Bayko – JMP Securities LLC>: Okay. And then, would you actually just skip a dose altogether, I mean is that possible?

<A – Kenneth Bahrt – Savient Pharmaceuticals, Inc.>: That’s basically what you do if you push it out to every four weeks but hopefully they’re not going to be skipping doses.

<Q – Liisa Bayko – JMP Securities LLC>: Okay. And then, just to turn to the Named Patient program, could you maybe talk about how many patients are receiving KRYSTEXXA through the program? I know it’s early but I’m just trying to get a sense and then into which countries you’re actually delivering drug on the Named Patient program.

<A – Kenneth Zuerblis – Savient Pharmaceuticals, Inc.>: We haven’t disclosed that – it just started. Again we made our first shipments very recently from that standpoint, as we talked about in our press release when we started. So it’s an April event when we started shipping and it’s early days at this point in time.

<A – Kenneth Bahrt – Savient Pharmaceuticals, Inc.>: But we’ve had requests for information and that in a handful of countries, let’s put it that way, greater than five countries.

<Q – Liisa Bayko – JMP Securities LLC>: Okay. And then, I guess just going forward, should we expect this kind of like January softness on a regular basis? I mean, it seems like that should be something we should expect for most of these sort of more expensive products.

<A – Louis Ferrari – Savient Pharmaceuticals, Inc.>: Look, this was our first January after a full-year, if you will, of sales. So hopefully not but we’re going to continue to monitor it. We look at the market, if we’re a part of the RA market and the market is soft it’s possible that it could happen.

<A – Kenneth Zuerblis – Savient Pharmaceuticals, Inc.>: But the dynamics around reimbursement will continue next year. So very well could have the same dynamics where people need to get reauthorized on their insurance payments, so there’s very good chance that this will continue.

<Q – Liisa Bayko – JMP Securities LLC>: Okay, great. Thank you very much.

Operator: Thank you. This ends the Q&A portion of today’s conference. Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may now disconnect. Have a wonderful day.

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